UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 9, 2011

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

671 N. Glebe Road, Suite 800, Arlington, Virginia	22203
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 329-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)  Amendment and Restatement of Officer Severance Plan

The Company previously announced that (i) Bryce Blair, the Company’s Chairman and Chief Executive Officer, had chosen to retire from the role of CEO at the end of 2011, (ii) effective on January 1, 2012, Timothy J. Naughton, the Company’s current President and a director, would assume the additional title and role of Chief Executive Officer, and (iii) effective January 1, 2012, Mr. Blair would remain as Chairman of the Board and would devote at least half his work time that year to AvalonBay matters.  In connection with this transition in leadership, the Board of Directors and its Compensation Committee undertook a review of the employment agreements currently held by certain executive officers and the issue of employment agreements for executives in general.  The result of this review is that the Board has established a present intent to phase out over a period of time individual employment agreements with those executives who currently have employment agreements and to not enter into new employment agreements with executives who are not currently covered by employment agreements.

As the Board intends to phase out executive employment agreements and not enter into new employment agreements, the Board and its Compensation Committee determined that it was appropriate to review and make changes to the Company’s existing Officer Severance Plan.  The Officer Severance Plan (the “Plan”) was originally established in 1999 to encourage the continued attention and dedication of officers of the Company without employment agreements to their assigned duties without distraction or departure in the event of a possible Sale Event of the Company.  After review of the Plan, and in light of the Board’s intent with respect to executive employment agreements, on November 9, 2011, the Board (acting on the recommendation of the Compensation Committee of the Board, and pursuant to the affirmative vote of all independent directors as well as the affirmative vote of all directors) voted to amend and restate the Plan.  As amended and restated, the Plan will continue to provide severance to officers of the Company who are terminated without cause or depart for Good Reason (as defined below) in connection with a sale of the Company.  Unless the officer is entitled to greater severance under a different contractual arrangement, an officer who is terminated without cause or who terminates his employment for Good Reason in connection with a Sale Event will generally be entitled to receive the following as severance:

(i) a prorated bonus for the portion of the year worked (consisting of the officer’s cash bonus at target plus the dollar value of the officer’s long term equity incentive award at target, prorated for the portion of the year worked prior to termination).  Under the prior Plan, the severance did not include a pro rata portion of the dollar value of the officer’s long term equity incentive award;

(ii) a multiple of Covered Compensation.  Covered Compensation is defined as the sum of the officer’s annual base salary plus the average of the prior two years’ cash bonuses.  The multiple to be paid will be:  three times for the Chief Executive Officer; two times for an Executive Vice President or the Chief Financial Officer; and one times for a Vice President. Previously, all officers covered by the Officer Severance Plan received one times Covered Compensation;

(iii) accelerated vesting of all unvested stock options and shares of restricted stock; and

(iv) payment by the Company of the full premium for continuation of insurance benefits under COBRA for up to 18 months.

A termination will be considered to be in connection with a Sale Event if it occurs in the six months prior to and in anticipation of the Sale Event or in the 18 months following a Sale Event (previously the time period extended for 24 months).  Sale Event is defined as the sale of all or substantially all of the assets of the

Company to one or more unrelated persons or the sale or transfer of all or substantially all of the stock of the Company to an unrelated person or entity (except where the stockholders of the Company receive more than a 50% interest in the acquiring entity).  An officer may terminate his or her employment for “Good Reason” in connection with a Sale Event if, among other things, the officer suffers a material adverse change in his or her functions, duties or responsibilities which would meaningfully reduce the level, importance or scope of the officer’s position.

Reference is made to the full terms of the amended and restated Officer Severance Plan, which is attached as an exhibit hereto.

(b)  Amendment to Timothy J. Naughton’s Compensation Arrangement for 2012

On November 9, 2011, the Company’s Board of Directors (acting on the recommendation of the Compensation Committee of the Board, and pursuant to the affirmative vote of all independent directors as well as the affirmative vote of all directors) voted to amend Mr. Naughton’s compensation, effective January 1, 2012, in light of his promotion from President to Chief Executive Officer and President on such date.  Mr. Naughton’s 2011 compensation arrangement and 2012 compensation arrangement (at target) are shown below:

	Base	Target Bonus	Target LTI	Total
Current 2011	$750,000	$750,000	$1,500,000	$3,000,000
Effective 1/1/2012	$800,000	$1,000,000	$2,200,000	$4,000,000

The Board and its Compensation Committee expect that they may from time to time further review Mr. Naughton’s performance and compensation in his new position and make further adjustments to his compensation.

ITEM 9.01            Financial Statements and Exhibits

(d)                                 Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Officer Severance Plan dated November 9, 2011. (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

November 15, 2011
	By:	/s/ Thomas J. Sargeant
	Name:	Thomas J. Sargeant
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Officer Severance Plan dated November 9, 2011